Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), entered into as of September 11, 2012, by and between Antler Bar Investments LLC, a Delaware limited liability company (“Buyer”) or in such other name approved by Pentwater Equity Opportunities Master Fund Ltd., a Cayman Islands corporation (“Opportunities”) and PWCM Master Fund Ltd., a Cayman Islands corporation (“PWCM” and together with Opportunities, collectively, “Investor”) and ASEN 2 CORP., a Delaware corporation (“Seller”).

WITNESSETH

WHEREAS, Seller agrees to sell and convey the Property to Buyer and Buyer agrees to purchase the Property from Seller, on the terms, covenants and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1         Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, including the payment of the purchase price set forth in Section 2.1 and the assumption of the Assumed Liabilities as described in Section 1.2, at the Closing, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, the Purchased Assets.

The Purchased Assets shall include the real property comprising of the Auld Shipman project more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”) and in connection with the Property (but excluding the Excluded Assets), including, without limitation: (a) all accrued revenues not yet paid to Seller in respect of production payments arising prior to the Closing Date; (b) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests; (c) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any of the Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to the Property; (d) all Hydrocarbons; (e) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (f) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, immoveable or moveable, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or the Property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing (collectively, the “Purchased Assets”) free and clear of any mortgage, security interest, pledge, lien, charge or other encumbrance (each, an “Encumbrance”) other than Permitted Encumbrances. “Excluded Assets” is defined as (i) all rights, claims, or causes of action arising, occurring, or existing in favor of Seller attributable to the Purchased Assets or the operation thereof prior to the Closing Date under any operating agreements, and such amounts as are determined to be recoverable as a result of audits, accounting reconciliations, or litigation for periods prior to the Closing Date (provided that Seller shall cooperate with Buyer in pursuing such rights, claims, or causes of auction, and provided, further, that all the net proceeds recoverable in any audit, accounting reconciliation, or litigation shall be delivered to Investor and such proceeds shall be used to prepay obligations and liabilities owing by Seller to Investor under that certain Note and Warrant Purchase Agreement dated February 9, 2012 by and between Seller, American Standard Energy Corp., a Delaware corporation (“Guarantor”), and Investor (as amended, the “NPA”)); (ii) Seller’s legal files and legal opinions (except title documents), attorney-client communications, attorney work product, subject to confidentiality provisions, claims of privilege or other legally valid and binding restrictions on access; (iii) all corporate, financial, tax, and legal records of Seller; however, Buyer shall be entitled to be furnished with copies of financial and tax records; (iv) all rights, titles, claims and interests related to the Purchased Assets for all periods prior to the Closing Date under any policy or agreement of insurance or indemnity, under any bond, or to any insurance proceeds; (v) claims of Seller for any refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem, or any other taxes attributable to the Purchased Assets for any period prior to the Closing Date, and income, occupational, or franchise (other than all accrued revenues not yet paid to Seller in respect of production payments arising prior to the Closing Date); (vi) all amounts due or payable to Seller as adjustments to insurance premiums related to the Purchased Assets for all periods prior to the Closing Date; and (vii) all computer or communications software or intellectual property owned, licensed, or used by Seller except to the extent necessary for Buyer to manage or monitor the Purchased Assets. “Hydrocarbon Interests” is defined as all rights, titles, interests and estates and the lands and premises covered or affected thereby acquired by Seller in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. “Hydrocarbons” is defined as all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Property, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Property. Seller expressly agrees that the sale of the Purchased Assets constitutes a transfer of all of Seller’s rights with respect to the Purchased Assets, and that Seller neither reserves, nor has granted, nor is aware of, any rights to market or otherwise transfer the Purchased Assets. “Permitted Encumbrances” is defined as royalties, non-participating royalties, overriding royalties, division orders, sales and transportation contracts containing customary terms and provisions, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Purchased Asset to an amount less than that in effect as of the Closing Date or to increase the working interest of any Purchased Asset above that in effect as of the Closing Date without a corresponding increase in the revenue interest; liens, security interests or other encumbrances to be released at or prior to the Closing; liens, security interests or other encumbrances created in the operating agreement (including the Notice of Default issued by Cheyenne Petroleum Company dated August 14, 2012); easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations, provided they do not materially interfere with Buyer’s operation or use of the Purchased Assets; vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like liens arising by operation of law in the ordinary course of business, or incident to the construction or improvement of any property in respect of obligations which are not yet due; and all other liens, claims, charges, encumbrances, contracts, agreements, permits, instruments, obligations, defects, and irregularities which individually or in the aggregate would not have a material adverse effect on the ownership, development, operation or value of any of the Purchased Assets.

1.2          Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller will transfer and Buyer shall assume all liabilities of Seller arising under the Purchased Assets (including, but not limited to, the liabilities of Seller related to the operating agreements) (the “Assumed Liabilities”), except where Buyer would be entitled to receive indemnification pursuant to Article VII. Except as set forth herein, Buyer is not assuming, and will not assume or perform any other liabilities or obligations of Seller.

ARTICLE II
PURCHASE PRICE

2.1          Purchase Price. The purchase price for the Purchased Assets shall be the assumption of the Assumed Liabilities and the forgiveness of indebtedness in an amount equal to $2,750,000, as evidenced by a portion of that certain Amended and Restated Secured Convertible Promissory Note dated July 23, 2012 (as amended, the “Note”) assigned to and held by Buyer.

ARTICLE III
CLOSING

3.1          Closing Date. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall occur on or before Thursday, September 13, 2012 at 11:00 a.m. (Central Time), or such later date or time as Seller and Buyer mutually agree (the “Closing Date”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1          Representations and Warranties of Seller. As of the date hereof, Seller represents and warrants to Buyer as follows: (a) Seller is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and Seller has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement and any other agreement to which it is a party; (b) this Agreement is, and the other agreements when executed and delivered will be, the legal, valid and binding obligations of Seller, each enforceable against Seller in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles; (c) Seller has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of this Agreement; (d) the execution and performance of this Agreement and the other agreements to which it is a party do not conflict with, or constitute a default under, any agreement to which Seller is party or by which Seller is bound; (e) except as disclosed to Buyer in writing, Seller is not party to any litigation and is not, to its knowledge, the subject of any government investigation, and Seller has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation; (f) Seller does not have any obligation or liability required to be disclosed in a balance sheet arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date other than liabilities previously disclosed to Buyer; (g) Seller has good and marketable title to the Property, free and clear of Encumbrances (other than Permitted Encumbrances) and the Property is not subject to any material sales contract, option, right of first refusal or similar agreement or arrangement with any third party with respect to the sale of such Property; (h) to the knowledge of Seller, no material permit, license or certificate of occupancy pertaining to the operation of the Property is required by any governmental entity and (i) no representation or other statement made by Seller to Buyer in this Agreement or any certificate or instrument delivered by Seller to Buyer in connection herewith (taken together with all such representations, statements, certificates and instruments delivered by Seller) contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Buyer not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1          Representations and Warranties of Buyer. As of the Closing Date, Buyer represents and warrants to Seller as follows:

A.           Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite company power and authority to carry on its business as presently conducted, to own and operate the properties owned by it and to enter into this Agreement and perform its obligations hereunder.

B.           The execution, delivery and performance by Buyer of this Agreement have been duly and effectively authorized by all necessary company action. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

ARTICLE VI

CONDITIONS

6.1          Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or Buyer’s waiver) of the following conditions as of the Closing Date:

A.           The representations and warranties of Seller contained herein will be true and correct in all material respects at and as of the time of the Closing Date except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date);

B.           Seller hall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

C.           Seller shall have delivered to Buyer at the Closing, the applicable conveyance documents sufficient to transfer the Purchased Assets in form and substance satisfactory to Buyer, duly executed by the appropriate parties in sufficient counterparts for filing in the counties where the Property is located;

D.           Seller shall have delivered to Buyer at the Closing, such other agreements, documents, certificates and instruments as Buyer may reasonably request as being necessary in order to effectuate the transactions contemplated by this Agreement;

E.           Seller shall have delivered to Buyer at the Closing the resolutions approving the transactions contemplated by this Agreement and the other documents related hereto, and the consummation of transactions hereunder and thereunder;

F.           Seller shall have provided a copy of title information in its possession regarding the Purchased Assets to Buyer;

G.           Buyer shall have completed a due diligence review of the Purchased Assets and shall have obtained satisfactory results therefrom as determined by Buyer in its sole discretion; and

H.           Buyer shall have received the appropriate internal approvals to consummate the transactions contemplated by this Agreement.

6.2          Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Seller’s waiver) of the following conditions as of the Closing Date:

A.           The representations and warranties of Buyer contained herein will be true and correct in all material respects at and as of the time of the Closing Date except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date);

B.           Buyer shall have delivered to Seller at the Closing, the appropriate constituent documents, duly executed, approving the execution and delivery of this Agreement and the other documents related hereto, and the consummation of transactions hereunder and thereunder; and

C.           Buyer shall have delivered evidence of the forgiveness of indebtedness in an amount equal to $2,750,000.

ARTICLE VII

INDEMNIFICATION

7.1          Survival of Representations and Warranties.

A.           The representations and warranties of Seller and Buyer contained in this Agreement, any agreement or any other certificate or other document delivered in connection herewith or therewith shall survive for a period of twelve (12) months after Closing. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in Section 7.2) with respect to any such matters asserted within such period of survival as herein provided will be timely made for purposes hereof.

B.           Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

7.2          Indemnification.

A.           Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, partners, employees, agents, attorneys, legal counsel and representatives, from and against any and all Indemnifiable Losses actually suffered or incurred to the extent relating to, resulting from or arising out of:

(i)          any breach of representation or warranty of Seller contained herein or under any agreement, certificate or other document delivered pursuant hereto;

(ii)         any breach or nonfulfillment of any agreement or covenant of Seller under the terms of this Agreement or any other agreement delivered pursuant hereto;

(iii)        the ownership of the Purchased Assets during the period of time prior to the Closing Date that the Purchased Assets were owned by Seller (other than the Assumed Liabilities); and

(iv)        the payment and performance of any liabilities not assumed hereunder.

B.           Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i)          any breach of representation or warranty of Buyer contained herein or under any agreement, certificate or other document delivered pursuant hereto;

(ii)         any breach or nonfulfillment of any agreement or covenant of Buyer to Seller under the terms of this Agreement or any other agreement delivered pursuant hereto; and

(iii)        failure of Buyer to perform the obligations in respect of the Assumed Liabilities.

For purposes of this Agreement “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person, including without limitation any governmental entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith.

ARTICLE VIII

TERMINATION

8.1          Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Buyer and Seller; (b) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing; or (c) by Buyer if the Closing has not occurred on or prior to Thursday, September 13, 2012 at 11:00 a.m. (Central Time).

8.2          Effect of Termination. In the event this Agreement is terminated by either Buyer or Seller as provided in Section 8.1, the provisions of this Agreement shall immediately become void and of no further force and effect except as otherwise expressly set forth therein (other than this Article VIII of which shall survive the termination of this Agreement), and there shall be no liability on the part of Buyer or Seller to any other party hereto.

ARTICLE IX
MISCELLANEOUS

9.1          Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by fax, as follows:

If to Seller, addressed to:	ASEN 2, Corp.
4800 N. Scottsdale Road, Ste. 1400
Scottsdale, AZ 85251
Tel: (480) 371-1929
Fax: (480) 990-2732
Attention: Scott Mahoney

With a copy to:	Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Tel: (212) 885-5303
Fax: (917) 332-3711
Attention: Scott R. Smith

And:	Sonnet Edmonds Law Office, LLC
1718 Peachtree Street, NW
Suite 900
Atlanta, GA 30309
Tel: (404) 973-2774
Fax: (404) 393-9731
Attention: Sonnet C. Edmonds

If to Buyer, addressed to:	Antler Bar Investments LLC
c/o Pentwater Capital Management, LP
227 West Monroe Street, Suite 4000
Chicago, IL 60606
Tel: (312) 589-6410
Fax: (312) 589-6497
Attention: Matt Halbower

With a copy to:	Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, TX 75201
Tel: (214) 758-3505
Fax: (214) 758-1550
Attention: Anthony J. Herrera

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9.2          Further Assurances. After the Closing, Seller shall execute, deliver and acknowledge all such further instruments of transfer and conveyance, obtain such other releases and do and perform all such other acts and things as Buyer may reasonably require to vest more effectively in Buyer, and to put Buyer in possession of, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

9.3          Fees and Expenses. Each party hereto shall bear and pay all costs and expenses (including, without limitation, finder’s or broker’s fees or commissions) incurred by it in connection with the transactions contemplated by this Agreement.

9.4          Complete Agreement. This Agreement constitutes the entire agreement of the parties relating to the transactions contemplated by this Agreement and supersedes all prior contracts or agreements with respect to those matters, whether oral or written.

9.5          Assignment. This Agreement and any rights or duties hereunder shall not be assigned by any party hereto without the consent of the other party hereto.

9.6          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument. This Agreement shall be effective upon receipt of each party of a duly executed facsimile hereof. For purposes of this Agreement, facsimile, scanned, or digitally transmitted signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile or scanned copies of this Agreement, such copies shall be deemed originals.

9.7          Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflicts of law or other rule or principle that might refer to the laws of another jurisdiction).

9.8          Specific Performance and Other Remedies. The parties agree that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement this being in addition to any other remedy to which it is entitled at law or in equity. Seller agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(The rest of this page is intentionally left blank. Signatures to follow.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its authorized representative on its behalf as of the date first above written.

SELLER:

ASEN 2, CORP.

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer

BUYER:

Antler Bar Investments LLC

By:	/s/ Matthew Halbower
Name: Matthew Halbower
Title: Managing Member

Acknowledged and agreed as of the date first set forth above:

AMERICAN STANDARD ENERGY CORP.,

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer

EXHIBIT A

PROPERTY